TECHE
                                HOLDING COMPANY
                               Franklin, Louisiana

                                                                     FOR RELEASE
                                                  OCTOBER 30, 2006, 8:15 AM, CDT
                                                   For More Information Contact:
                                                                  Patrick Little
                                                               President and CEO
                                                                  (337) 560-7151


                 TECHE HOLDING COMPANY ANNOUNCES ANNUAL EARNINGS
             INCREASE OF 27% TO RECORD $3.15 PER SHARE, $7.3 MILLION

     FRANKLIN, LA (AMEX: TSH)--Patrick Little, President and CEO of Teche Holding Company, holding company for Teche Federal Bank, today reported on earnings for the Company for both the quarter and the fiscal year ended September 30, 2006.

     Earnings for fiscal 2006 amounted to $3.15 per diluted share, compared to $2.26 for fiscal 2005. Quarterly earnings for the quarter ended September 30, 2006 amounted to $0.77 per diluted share, compared to $0.31 per diluted share for the same quarter in fiscal 2005.

     In September 2005, the Bank made an $800,000 provision for loan losses. Excluding that provision, earnings for the year and the quarter ended September 30, 2005 would have amounted to $2.50 and $0.55 per diluted share, respectively. When the effect of that provision is removed, fiscal 2006 earnings of $3.15 per diluted share represent a 27% increase over fiscal 2005 earnings and earnings for the quarter ended September 30, 2006 of $0.77 per diluted share represent a 40% increase over earnings for the quarter ended September 30, 2005.

The Company reported the following key achievements for Fiscal 2006 including:

o Income for Fiscal 2006 increased 27%, or $0.65 per diluted share (a $1.6 million total increase) as compared to fiscal 2005 income excluding the $800,000 provision for loan losses made during September 2005.

o Net Interest Income for fiscal 2006 increased 10.2%, an increase of $2.1 million to $22.5 million, from $20.4 million in 2005.

o Non-Interest Income for fiscal 2006 increased 19.3%, an increase of $2.1 million to $13.0 million, from $10.9 million in 2005.

o    Total  Deposits,  in the past twelve months,  increased  $21.5 million,  or
     4.2%,  to  $537.5  million,  from  $516.1  million.   SmartGrowth  Deposits
     accounted for $15.7 million, or 73.0% of the increase.

o Net Loans increased 6.7% or $32.7 million to $520.5 million from $487.8 million.

o The Bank reduced total FHLB advances by $16.0 million since September 30, 2005, a reduction of 17.2% to $78.0 million.

o    Net interest  margin for fiscal 2006 was 3.53% compared to 3.24% for fiscal
     2005.

o New Loans in the past twelve months were $207.6 million, of which $167.5 million, or 81.0% were SmartGrowth loans.

o Commercial Loans increased 19.3%, or $22.1 million to $137.0 million, from $114.9 million a year ago.

o Dividends increased to $1.10 per share compared to $0.94 per share in fiscal 2005, an increase of 17.0%. Dividends have increased for fourteen consecutive quarters.

The Company reported the following key achievements for the fourth quarter of Fiscal 2006 including:

o Quarterly Income increased 40%, or $0.22 per diluted share (a $55,300 total increase) as compared to fiscal 2005 income excluding the $800,000 provision for loan losses made during September 2005.

o Quarterly Net Interest Income increased 11.7%, or $605,000, in fiscal 2006, to $5.8 million, compared to $5.2 million in fiscal 2005.

o Quarterly Non-Interest Income increased 23.6% to $3.4 million from $2.7 million an increase of $645,000 compared to the same period in 2005.

o Quarterly net interest margin increased to 3.62% compared to 3.31% for the same period in fiscal 2005.

     The Company's results for the quarter and fiscal year ended September 30, 2006 reflect the success of its SmartGrowth strategy. This strategy focuses the Company's resources on the most profitable segments of its business and emphasizes growth with profitability.

Total Loan and Deposit Growth

     Total Net Loans Receivable increased $520.5 million at September 30, 2006, from $487.8 million, a twelve-month increase of $32.7 million, to 6.7%. SmartGrowth Loans grew $36.0 million, or 12.0% to $336.5 million.

     Total deposits increased $21.5 million to $537.5 million at September 30, 2006, from $516.1 million, a twelve-month increase of 4.2 %. SmartGrowth Deposits grew $15.7 million, or 7.0% to $240.3 million.

     "During fiscal 2006, we replaced approximately $16 million in FHLB advances with retail deposits from our local market area," said Little.

SmartGrowth Loans and Deposits

      SmartGrowth Loans, consisting of commercial loans, home equity loans, alternative mortgage loans and consumer loans, were $336.5 million, or 64.1% of total loans at September 30, 2006, compared to $300.4 million, or 61.0% at September 30, 2005, a twelve month increase of $36.0 million, or 12.0%.

     "Overall, for the past twelve months, SmartGrowth loan growth has been excellent," said Little. The Bank continued to post growth in both commercial and consumer Loans. Commercial loan balances at September 30, 2006 amounted to $137.0 million, compared to $114.9 million at September 30, 2005, an increase of $22.1 million or 19.3%. Consumer loan balances at September 30, 2006 amounted to $61.9 million, compared to $50.1 million at September 30, 2005, an increase of $11.8 million, or 23.6%.

     The Company's SmartGrowth Deposit Accounts, consisting of checking accounts, money market accounts, and savings accounts, had solid growth. Total SmartGrowth Deposits grew $15.7 million to $240.3 million or 7.0% at September 30, 2006, from $224.6 million at September 30, 2005. SmartGrowth Deposits amount to 44.7% of total deposits as of September 30, 2006.

     Checking account balances at September 30, 2006 increased $14.5 million, or 14.1%, to $118.0 million from $103.4 million at September 30, 2005. Checking account balances now account for 22.0% of total deposits.

Net Interest Income

     For the fiscal year ended September 30, 2006, Net Interest Income amounted to $22.5 million compared to $20.4 million for the fiscal year ended September 30, 2005, an increase of $2.1 million, or 10.2%. Net Interest Income for the three months ended September 30, 2006, amounted to $5.8 million compared to $5.2 million in the same quarter of fiscal 2005, an increase of $500,000 or 11.7%.

     Increases in Net Interest Income for both the three and twelve month periods were primarily due to increases in both deposit and loan balances and decreases in both FHLB advance balances and balances in cash and securities.

Asset Quality

     Non-performing Assets to Total Assets decreased slightly to 0.72% at September 30, 2006, compared to 0.75% at September 30, 2005.

Increase in Dividends

     Dividends amounted to $1.10 for fiscal 2006, compared to $0.94 in fiscal 2005, an increase of 17.0%.

     Since June 12, 2003, the Company has increased dividends for fourteen consecutive quarters and currently pays a $0.29 per share quarterly dividend. Based on the closing price of the Company's common stock at end of business on September 30, 2006 of $54.25, the annualized dividend yield was 2.14%.

Net Interest Margin

     Net interest margin amounted to 3.62% and 3.53% for the three and twelve-month periods ended September 30, 2006, respectively, compared to 3.31% and 3.24%, respectively, for the three and twelve-month periods ended September 30, 2005.

     "We are pleased that our net interest margin has grown, despite the challenging interest rate environment," said Little. "This is the result of our SmartGrowth strategy, and has enabled us to grow Net Interest Income 10.2% over the last twelve months."

Non-Interest Income

     Non-interest income for fiscal 2006 amounted to $13.0 million, compared to $10.9 million in fiscal 2005, an increase of $2.1 million, or 19.3%. Non-interest income amounted to 36.6% of operating income for fiscal 2006, compared to 34.8% for fiscal 2005. Deposit service charges amounted to 89.5% of total non-interest income for the year ended September 30, 2006, compared to 86.8% for fiscal 2005.

     Non-interest income for the quarter ended September 30, 2006, amounted to $3.3 million, compared to $2.7 million for the same period in fiscal 2005, an increase of $645,000, or 23.6%. Quarterly non-interest income amounted to 37.0% of operating income for the quarter, compared to 34.7 % for the same quarter last year. Quarterly deposit service charges amounted to 92.3% of total non-interest income for fiscal 2006, compared to 89.6% for the same quarter in fiscal 2005.

Non-Interest Expense

     Non-interest Expense amounted to $6.4 million and $24.3 million compared to $6.0 million and $22.7 million for the three and twelve months ended September 30, 2006, respectively, primarily due to increased expenses associated with new branch offices and additional commercial loan staff.

Provision for Loan Loss

     The provision for loan losses amounted to $60,000 and $210,000 for the quarter and twelve months ended September 30, 2006, respectively, compared to $845,000 and $950,000 the previous year. The prior year provision was higher primarily due to hurricanes Katrina and Rita. The current allowance for loan loss amounts to $4.9 million or 0.9% of total loans at September 30, 2006. Management believes that the current level of loan loss reserves is adequate.

     Teche  Federal  Bank is the fourth  largest  publicly  traded bank based in
Louisiana. Teche Holding Company is the parent company of Teche Federal Bank, which operates nineteen offices in South Louisiana and serves over 50,000 customers. Teche Holding Company's common stock is traded under the symbol "TSH" on the American Stock Exchange.



     Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.
                                       ###

                              TECHE HOLDING COMPANY
                  (Dollars in thousands, except per share data)
                                  Franklin, LA
                              Statements of Income
                                   (UNAUDITED)

                                                           Three Months Ended                  Twelve Months Ended
                                                              September 30                          September 30
                                                           2006              2005             2006              2005
                                                           ----              ----             ----              ----

Interest Income                                         $10,234            $9,113          $39,197           $36,068
Interest Expense                                          4,477             3,961           16,720            15,674
                                                        -------            ------          -------           -------
Net Interest Income                                       5,757             5,152           22,477            20,394
Provision for Loan Losses                                    60               845              210               950
                                                        -------            ------          -------           -------
Net Interest Income after
  Provision for Loan Losses                               5,697             4,307           22,267            19,444
Non Interest Income                                       3,382             2,737           12,996            10,897
Non Interest Expense                                      6,371             5,998           24,329            22,665
                                                        -------            ------          -------           -------
Income Before Gain on Sales of
  Securities and Income Taxes                             2,708             1,046           10,934             7,676
Gains on
  Sales of Securities                                        --                --               34                26
Income Taxes                                                909               340            3,651             2,503
                                                        -------            ------          -------           -------

Net Income                                               $1,799             $ 706           $7,317            $5,199
                                                         ======             =====           ======            ======

Selected Financial Data
-----------------------

Dividends Declared Per Share                              $0.29             $0.25            $1.10             $0.94
Basic Earnings Per Common Share                           $0.79             $0.32            $3.22             $2.34
Diluted Earnings Per Common Share                         $0.77             $0.31            $3.15             $2.26
Annualized Return on Avg. Assets                          1.04%             0.42%            1.07%             0.77%
Annualized Return on Avg. Equity                         11.44%             4.61%           11.79%             8.59%
Annualized Return on Avg.
 Tangible Equity (1)                                     12.26%             5.05%           12.69%             9.35%
Net Interest Margin                                       3.62%             3.31%            3.53%             3.24%
Non Interest Income/Avg. Assets                           1.96%             1.63%            1.89%             1.61%
Non Interest Expense/Avg. Assets                          3.70%             3.58%            3.54%             3.35%
Weighted avg. shares Outstanding
    Basic                                                 2,284             2,220            2,271             2,226
    Diluted                                               2,347             2,286            2,321             2,300

AVERAGE BALANCE SHEET DATA
Total Assets                                           $688,766          $670,640         $686,905          $676,440
Earning assets                                         $636,884          $623,625         $636,576          $629,922
Loans                                                  $517,717          $496,162         $503,252          $498,193
Interest-bearing deposits                              $492,346          $467,963         $489,797          $446,148
Total deposits                                         $543,350          $523,206         $539,804          $490,081
Total stockholders' equity                              $62,887           $61,428          $62,035           $60,553


(1) Eliminates the effect of goodwill and the core deposit intangible assets and the related amortization expense on a tax-effected basis. The amount was calculated using the following information:

Annualized Return on Avg. Tangible Equity
-----------------------------------------

Average Stockholders' Equity                            $62,887           $61,293          $62,035           $60,553
Less average goodwill and other intangible
  assets, net of related income taxes                     3,807             3,886            3,835             3,890
                                                        -------           -------          -------           -------
Average Tangible Equity                                 $59,080           $57,407          $58,200           $56,653
                                                        =======           =======          =======           =======

Net Income                                              $ 1,799           $   706          $ 1,317           $ 5,199
Plus Amortization of core deposit
  Intangibles, net of related income taxes                   12                19               67                98
                                                        -------           -------          -------           -------
Net Income, as adjusted                                 $ 1,811           $   725          $ 7,384           $ 5,297
                                                        =======           =======          =======           =======

                              TECHE HOLDING COMPANY
                  (Dollars in thousands, except per share data)
                                  Franklin, LA
                                 Balance Sheets
                                   (UNAUDITED)
                                       at

                                                                        September 30, 2006        September 30, 2005

SmartGrowth Loans*                                                                $336,491                  $300,443
Mortgage Loans**                                                                   188,902                   192,524
                                                                                  --------                  --------
                                                                                   525,393                   492,967
Allowance for Loan Losses                                                          (4,890)                   (5,151)
                                                                                  --------                  --------
Loans Receivable, Net                                                              520,503                   487,816

Cash and Securities                                                                123,973                   150,991
Goodwill and Other Intangibles                                                       3,881                     3,982
Foreclosed Real Estate                                                               1,066                       270
Other                                                                               36,327                    33,763
                                                                                  --------                  --------
TOTAL ASSETS                                                                      $685,750                  $676,822
                                                                                  ========                  ========

SmartGrowth Deposits***                                                           $240,308                  $224,611
Time Deposits                                                                      297,241                   291,441
                                                                                  --------                  --------
Total Deposits                                                                     537,549                   516,052

FHLB Advances                                                                       77,386                    93,409
Other Liabilities                                                                    7,206                     6,023
Stockholders' Equity                                                                63,609                    61,338
                                                                                  --------                  --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                                                              $685,750                  $676,822
                                                                                  ========                  ========

Ratio of Equity to Assets                                                            9.28%                     9.06%
Tangible Equity to Tangible Assets (2)                                               8.78%                     8.53%
Book Value per Common Share                                                         $28.68                    $26.79
Tangible Book Value Per Common Share (2)                                            $26.95                    $25.09
Non-performing Assets/Total Assets                                                   0.72%                     0.75%
Shares Outstanding (in thousands)                                                    2,218                     2,290

*        Consumer, Commercial, Home Equity, and Alternative Mortgage Loans
**       Owner Occupied Conforming Mortgage Loans
***      Checking, Money Market and Savings Deposits

(2) Eliminates the effect of goodwill and the core deposit intangible assets and the related accumulated amortization on a tax-effected basis. The amount was calculated using the following information:


Stockholders' Equity                                                              $ 63,609                  $ 61,338
Less goodwill and other Intangible
  assets, net of related income taxes                                              (3,835)                   (3,886)
                                                                                  --------                  --------
Tangible Stockholders' Equity                                                      $59,774                  $ 57,452
                                                                                   =======                  ========

Total Assets                                                                      $685,750                  $677,222
Less goodwill and other Intangible
  assets, net of related income taxes                                              (3,835)                   (3,886)
                                                                                  --------                  --------
Total Tangible Assets                                                             $681,915                  $673,336
                                                                                  ========                  ========